Contact: Investor Relations and Corporate Communications 804.289.9709 FOR IMMEDIATE RELEASE Brink’s Issues Statement on Gold Robbery in Brazil RICHMOND, Va., July 26, 2019 – The Brink’s Company (NYSE: BCO) today announced that the recent theft of an international gold shipment in Brazil, valued at approximately $29 million, is covered by insurance and will not have a material impact on its 2019 financial results or its ability to continue serving its global customers. No injuries have been reported, and customers affected by the loss have been notified and will be fully reimbursed. Brink’s completed its delivery of the gold to the Brazilian airport authority, and the airlines had full custody of the shipment at the time of the robbery. The theft occurred on July 25 at the Guarulhos International Airport in Sao Paulo, Brazil, and is being investigated by local authorities. Due to the ongoing investigation and related security protocols, Brink’s does not intend to make additional comments regarding the robbery at this time. About The Brink’s Company The Brink’s Company (NYSE:BCO) is the global leader in total cash management, route-based secure logistics and payment solutions including cash-in-transit, ATM services, cash management services (including vault outsourcing, money processing and intelligent safe services), and international transportation of valuables. Our customers include financial institutions, retailers, government agencies, mints, jewelers and other commercial operations. Our global network of operations in 41 countries serves customers in more than 100 countries. For more information, please visit our website at http://www.brinks.com or call 804-289-9709. # # # 1